Exhibit 4.52

Purchase Framework Agreement

Contract No.:
Signed Place: Jiangning District, Nanjing city

Seller: CSUN Trading (HongKong) Co., Limited

(hereinafter refered to as:CSUN or Buyer)

Address: Flat/RM 19C LOCKHART CENTRE 301-307 LOCKHART ROAD WAN CHAI HK

Contact person: Du Xiangxiang

Buyer: China Sunergy (Nanjing) Co., Ltd

(hereinafter referred to as _________or Seller)

Address: No.123 West Focheng Road, Jiangning, Nanjing 211100, China

Contact person: Irene Yu

Tel:+86-25-5276 6666

In accordance with the principle of good faith and mutual benefit, and according to the General Terms and Conditions For Purchase Contract of CSUN (Annex 1), both parties come to this contract for purchase solar wafer ( hereinafter referred to as Goods),the contend of the contract are as follows:

1.	Name, Type, Quantity, Unit Price and Total Price of the Products

Buyer will purchase 10,000,000 pieces of solar wafer in 2013 from seller , and seller shall provide the goods with the unit price showed on each purchase order.

2.	Valid Period

This contract will keep effectiveness for one year, from the effective day to December 31, 2013.

3.	Delivery, Package and Transportation Method

3.1	Delivery method: within the valid period of the contract, Seller shall supplies the Goods according to the Purchase Order provided by Buyer and deliver the Goods in accordance with the the Purchase Order.

3.2	Delivery place: The place designated by Buyer’s order.

3.3	Package and Transportation Method: Article 2 of Annex 1 shall apply.

4.	Payment terms

If the Seller confirms the quality, specification, performance or quantity is in conformity with the stipulations of the Purchase Order in accordance with this Agreement and the Purchase Order , the Buyer will pay the Goods within 30 days after receipt of the Commercial Invoice provided by Seller.

5	Miscellaneous

5.1 The Sales Contract shall be made in two identical and same copies with each Party keeping one copy, and shall become effective upon being signed and sealed by Seller and Buyer.

5.2 Seller and Buyer shall send the original copies of the contract to each other within three working days after signed the contract. The facsimile copy has the equal effectiveness as the original copy.

5.3 The annex documents are integral parts of this contract, each page shall be stamped or signed by both parties. This contract has prior effectiveness, where there is no agreed terms by both parties in the contract, the General Terms and Conditions For Purchase Contract of CSUN(Annex 1) shall apply.

5.4	The Agreement is written in both English and Chinese and both languages shall be equally authentic. In case of any discrepancy between two languages, the English version shall prevail.

Buyer: China Sunergy(Nanjing) Co.,Ltd	Seller: CSUN Trading (HongKong) Co.,Limited

Seal:	Seal:

/s/ China Sunergy(Nanjing) Co.,Ltd	/s/ CSUN Trading (HongKong) Co.,Limited
Co.,Limited
Signature:	Signature:

Date:	Date: